Exhibit 99.2

American Tower Contact: Leah Stearns Director, Investor Relations Telephone: +1 617 375 7500	MTN Contact: Xolisa Vapi General Manager, Group Communications Telephone: +27 83 200 4363

AMERICAN TOWER CORPORATION AND MTN GROUP ANNOUNCE

THE FORMATION OF TOWERCO GHANA

Boston, Massachusetts and Johannesburg, South Africa – December 6, 2010: American Tower Corporation (NYSE: AMT) and MTN Group Limited (“MTN Group”) (JSE: MTN) today announced that they have entered into a definitive agreement to establish a joint venture in Ghana (“TowerCo Ghana”). TowerCo Ghana, which will be managed by American Tower, will be owned by a holding company of which a wholly owned American Tower subsidiary will hold a 51% share and a wholly owned MTN Group subsidiary will hold a 49% share. The transaction involves the sale of up to 1,876 of MTN Ghana’s existing sites to TowerCo Ghana for an agreed purchase price of up to approximately $428.3 million, of which American Tower will pay up to approximately $218.5 million for its 51% stake in the holding company. MTN Ghana will be the anchor tenant, on commercial terms, on each of the towers being purchased. American Tower also expects that TowerCo Ghana will build at least an additional 400 sites for both MTN Ghana and other wireless operators in Ghana over the next five years. The transaction is expected to close by early 2011, subject to customary closing conditions.

“We are pleased to announce the launch of our operations in Ghana in partnership with MTN, Africa’s largest mobile operator,” said Jim Taiclet, Chairman, President and Chief Executive Officer of American Tower Corporation. “Creating an independent tower company in Ghana reflects the execution of our strategy to invest in selected African markets with strong wireless growth potential and a positive investment climate. As a partner, MTN’s stature, vision and operational experience in Africa are highly complementary. Combined with our tower leasing expertise, we believe TowerCo Ghana is exceptionally well placed to maximize the market opportunity in Ghana.”

Group President and CEO of MTN Group, Phuthuma Nhleko, added that “Infrastructure sharing makes absolute sense for MTN and was a key aspect of the updated strategy outlined to MTN shareholders on 15 July 2010. We have in the recent past looked at various permutations to reduce our infrastructure roll-out costs as well as the on-going costs of operating our passive infrastructure in our key markets. Because market conditions in each of the markets are unique, we have resolved to evaluate infrastructure sharing opportunities on a market by market basis. The Ghanaian market has presented us with an opportunity to partner with a leading independent global tower operator. We have already established a good working relationship with the team at American Tower, who have demonstrated their extensive experience in operating towers in both the developed world and in emerging markets,” concluded Nhleko.

About American Tower

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower currently owns and operates over 33,000 communications sites in the United States, Latin America and India. For more information about American Tower, please visit www.americantower.com.

About MTN Group

Launched in 1994, the MTN Group is a multinational telecommunications group, operating in 21 countries in Africa, Asia and the Middle East. The MTN Group is listed on the JSE Securities Exchange in South Africa under the share code: “MTN.” As of 30 September 2010, MTN recorded 134.4 million subscribers across its operations in Afghanistan, Benin, Botswana, Cameroon, Cote d’Ivoire, Cyprus, Ghana, Guinea Bissau, Guinea Republic, Iran, Liberia, Nigeria, Republic of Congo (Congo Brazzaville), Rwanda, South Africa, Sudan, Swaziland, Syria, Uganda, Yemen and Zambia. Visit us at www.mtn.com and www.mtnfootball.com.

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